EXHIBIT 99.B

News For Immediate Release

El Paso Corporation Announces Divestiture of Capacity on Alliance Pipeline System

HOUSTON, TEXAS, November 30, 2006—El Paso Corporation (NYSE:EP) announced today that its subsidiary, El Paso Marketing, L.P. (EPM), has permanently divested all of its capacity on the Alliance Pipeline System to PPM Energy, Inc. and PPM Energy Canada Ltd (jointly PPM). EPM paid PPM $188 million in exchange for the assignment and assumption of capacity payments beginning November 1, 2007, through the term of the contract ending November 30, 2015. The 145,750 million cubic feet per day of divested capacity runs from Western Canadian supply basins in British Columbia and Alberta to the Chicago market area.

The transaction eliminates EPM’s largest legacy pipeline capacity obligation and approximately $65 million of annual demand charges beginning November 1, 2007, and extending through November 30, 2015. El Paso will record a $188-million charge in the fourth quarter of 2006 as a result of this divestiture.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the 2006 plan; inability to realize cost savings associated with divestitures on a timely basis; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

El Paso Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855

Bill Baerg, Manager
Office: (713) 420-2906